EXHIBIT (a)(1)(G)

                           [EOG Resources, Inc. Logo]

      EOG Resources, Inc.      P.O. Box 4362 Houston,      TX 77210-4362

NEWS RELEASE
For Further Information Contact:                       Investors
                                                       Maire A. Baldwin
                                                       (713) 651-6EOG (651-6364)

                                                       Media and Investors
                                                       Elizabeth M. Ivers
                                                       (713) 651-7132

EOG RESOURCES LAUNCHES TENDER OFFER FOR SERIES B PREFERRED STOCK

FOR IMMEDIATE RELEASE:  Wednesday, October 11, 2006

HOUSTON - EOG Resources, Inc. (EOG) has commenced a cash tender offer to purchase any and all shares of EOG's 7.195% Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B at a price of $1074.01 per share plus accrued and unpaid dividends up to the date of purchase. The tender offer will expire at 9:00 a.m., New York City time, on November 8, 2006, unless it is extended or terminated by EOG. The terms and conditions of the tender offer are described in an Offer to Purchase dated October 11, 2006 (Offer to Purchase).

This press release is neither an offer to purchase nor a solicitation of an offer to sell with respect to any securities of EOG. The tender offer is being made solely by the Offer to Purchase and the related Letter of Transmittal.

EOG has retained UBS Securities LLC and Lehman Brothers Inc. to serve as dealer managers, and D.F. King & Co., to serve as information agent and depositary for the tender offer.

EOG Resources, Inc. is one of the largest independent (non-integrated) oil and natural gas companies in the United States with proved reserves in the United States, Canada, offshore Trinidad and the United Kingdom North Sea. EOG Resources, Inc. is listed on the New York Stock Exchange and is traded under the ticker symbol "EOG."

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